Exhibit 99.1

HOLLY CORPORATION ANNOUNCES INCREASE IN REGULAR QUARTERLY CASH DIVIDEND

June 6, 2005

Dallas, Texas — Holly Corporation (NYSE “HOC”) today announced the declaration of a regular quarterly cash dividend in the amount of $0.10 per share payable on July 1, 2005 to holders of record on June 20, 2005. This is a 25% increase from the recent quarterly dividend rate of $0.08 per share.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns 48% interest (including the general partner interest) in Holly Energy Partners, L.P., which through subsidiaries owns or leases approximately 1,500 miles of refined product pipelines in the west Texas and New Mexico region and refined product terminals in several Southwest and Rocky Mountain states.

FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555